Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-258856, 333-241370 and No. 333-222763) and Form S-3 (No. 333-258859, 333-254310 and 333-233594) of Solid Biosciences Inc. of our report dated March 14, 2022 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 14, 2022